Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

At the Company:	EAS & Associates:
Gregory S. Skinner	Liz Saghi
Vice President Finance and CFO	(805) 687-2038
(650) 306-1650

LANDEC CORPORATION REPORTS FOURTH QUARTER AND
FISCAL YEAR 2004 RESULTS

Landec Achieves First Annual Net Income and Positive EPS

MENLO PARK, CA – July 21, 2004 — Landec Corporation (Nasdaq: LNDC), a developer and marketer of technology-based polymer products for food, agricultural and licensed partner applications, today reported results for the fourth quarter and fiscal year ended May 30, 2004.  Unless otherwise noted, all financial statement amounts are stated on a basis consistent with accounting principles generally accepted in the United States (“GAAP basis”).

Revenues for fiscal year 2004 were $192.1 million versus revenues of $181.3 million for the twelve months ended May 25, 2003.  The Company reported net income for fiscal year 2004 of $2.9 million or $0.12 per diluted share compared to a net loss of $1.2 million or $0.08 per diluted share in the prior year.  Net income from continuing operations for fiscal year 2004 was $2.9 million or $0.12 per diluted share compared to net income from continuing operations of $489,000 or $0.02 per diluted share in the same period last year.

Revenues for the fourth quarter were $58.4 million versus revenues of $50.7 million for the same period a year ago.  The Company reported net income for the quarter of $4.4 million or $0.17 per diluted share compared to net income of $2.6 million or $0.10 per diluted share for the same period last year.

“The results for fiscal year 2004 mark a milestone for Landec, our first profitable year on a twelve-month basis for the Company,” stated Gary Steele, Landec’s President and Chief Executive Officer.  “We are pleased with our fiscal year 2004 results.  Despite a $1.5 million impact to our bottom line from winter sourcing issues at Apio and sizable investments in our banana program of $2.4 million, we were still able to realize net income of $2.9 million and $0.12 in earnings per share.”

During fiscal year 2004 Landec achieved the following key milestones:

Apio, Inc., Landec’s Food Subsidiary:

•                  Increased value-added specialty packaging vegetable revenues by 23% and gross profits by 37% compared to the same period in the prior year.

•                  Increased the sales of the value-added tray line by 84% and the value-added 12-ounce product line by 44% compared to the same period in the prior year.

•                  Reduced operating expenses by $4.4 million or 24%.

•                  Sold its domestic commodity vegetable business in June 2003.

•                  Entered into an exclusive marketing agreement with Dole Fresh Vegetables, Inc., for Apio to sell and distribute a line of fresh cut produce under the Dole® brand in the United States and began commercial shipment of sixteen Dole branded products.

•                  Completed new banana market trials utilizing the Company’s proprietary Intelimer® packaging technology and started additional trials with banana shipper partners during our fiscal fourth quarter.

•                  Converted from testing and supplying packaged bananas to working with banana shipping partners for supplying bananas, allowing us to focus on testing and supplying our proprietary packaging.

•                  Established a new $12 million working capital line of credit and a $3 million equipment line of credit with better terms and more favorable financial covenants.

•                  Launched 28 new products, including 16 new Dole branded products.

Landec Ag, Landec’s Agricultural Seed Subsidiary:

•                  Sold over 25,000 bags of Intellicoat® coated products to seed companies and farmers, which is an increase of nearly 50% compared to the prior year.

•                  Increased the number of seed companies selling Early Plant® corn under their brands to seven from three last year.

•                  Increased the number of seed companies using Pollinator Plus® coatings for male inbred corn to 40 from 30 last year.

•                  Grew overall revenues by 13% year over year.

•                  Increased revenues from the sale of Early Plant corn by 55%.

•                  Increased the working capital line of credit by $4.5 million to $7.5 million.

Landec Consolidated:

•                  Generated $8.1 million in cash flow from operations.

•                  Increased cash balance by $2.8 million to $6.5 million.

•                  Reduced long-term debt by $2.6 million to $3.7 million.

•                  Received coverage from three additional financial analysts to a total of four analysts.

•                  Initiated sales of Intelimer polymer products to L’Oreal of Paris for use in cosmetic and personal care applications.

The results for the prior twelve-month period ended May 25, 2003 included a loss from discontinued operations as a result of the sale of Dock Resins Corporation of $1.7 million or $0.08 per diluted share.  In addition, a gain from the sale of Apio’s fruit processing facility of $436,000 or $0.02 per diluted share was included in net income from continuing operations for the twelve months ended May 25, 2003.

“We had four primary objectives for fiscal year 2004: (1) continue to grow our food and ag technology revenues, (2) increase profits, (3) continue to advance our banana packaging technology and work with banana shippers with a view toward commercially launching our banana packaging technology in fiscal year 2005, and (4) continue to strengthen our balance sheet.  I am pleased to report that we achieved each of these goals,” commented Steele.

Apio, Inc.

“During the fourth quarter of fiscal year 2004, sales of our value-added specialty packaging vegetable products grew 31% to $27.4 million compared to $20.8 million for the same period last year and gross profits increased 50% to $4.8 million from $3.2 million during the same period a year ago,” stated Steele.  “For fiscal year 2004, sales of our value-added specialty packaging vegetable products grew 23% to $101.1 million compared to $82.4 million for the same period a year ago and gross profits increased 37% to $15.8 million from $11.5 million during the same period last year, in spite of the $1.5 million reduction in gross profits during this year’s third quarter resulting from produce shortages.  Notably, sales of our value-added 12-ounce specialty packaged retail product line grew 44% during both the fourth quarter and all of fiscal year 2004 compared to the same periods last year.  In addition, sales of our value-added vegetable tray product line grew 105% and 84%, respectively, during the fourth quarter and fiscal year 2004 compared to the same periods last year.  According to A.C. Nielsen, Apio increased its position as the number one supplier of vegetable trays to retail grocery stores in the United States, capturing 37% of the vegetable tray market for the three months ended March 31, 2004, an increase of 14 percentage points from 23% for the three months ended June 30, 2003.  This market share was based on sales for retail grocery stores with average annual revenues over $2 million that report to A.C. Nielsen.”

The results for the fourth quarter and fiscal year 2004 reflect the Company’s decision to exit the domestic commodity vegetable business which culminated in the sale of that business in June 2003.  As a result of the sale of the domestic commodity vegetable business, there were no service revenues or gross profits from the sale of domestic commodity vegetable products during the fourth quarter of fiscal year 2004, compared to $3.5 million in service revenues and $1.0 million of gross profits for the same period last year.  For fiscal year 2004, service revenues and gross profits from the sale of domestic commodity vegetable products were $1.6 million and $554,000, respectively, compared to $19.3 million and $4.5 million, respectively, for the twelve months ended May 25, 2003.  In addition, the sale of the domestic commodity vegetable business resulted in the reduction of domestic trading (buy/sell) revenues of $3.8 million and gross profits of $144,000 for fiscal year 2004 compared to the same period last year.  Offsetting the reductions in gross profits from the sale of domestic commodity vegetable products was a reduction of operating expenses for the three and twelve-month periods ended May 30, 2004 of $1.3 million and $4.4 million, respectively, versus the same periods in the prior year.

 “As previously announced, we entered into an exclusive packaging and marketing agreement with Dole Fresh Vegetables, Inc., for Apio to sell and distribute a line of fresh-cut produce under the Dole brand in the United States.  This agreement should expand Apio’s presence in the fresh-cut vegetable category through the sales and distribution of both the Dole brand and our existing Eat Smart® brand.  We have launched sixteen Dole branded pre-cut vegetable products and we currently estimate that the sales of the Dole branded products will exceed our original expectations during the initial twelve months from their introduction last November” added Steele.

“For the banana packaging technology program, our R&D and trial work continues to be focused on retail and food service market trials, partnering with banana shippers and developing new package sizes for customers that will allow bananas to be sold in ways that are unique to the industry,” noted Steele.  “The results from the market trials that were completed during our second fiscal quarter were positive.  Additional trials are underway with banana shippers assuming responsibility for the sourcing and shipping of bananas using our proprietary packaging.  Based on continued successful market trials, we plan to begin the commercial sales of our packages during fiscal year 2005.”

Landec Ag

“During the fourth quarter, Landec Ag revenues grew 8% to $14.6 million compared to $13.5 million for the same period last year and gross profits were $5.4 million compared to $5.5 million during the same period a year ago,” commented Steele.  “For fiscal year 2004, Landec Ag revenues increased 13% to $23.6 million compared to $21.0 million during the same period last year and gross profits increased 5% to $9.1 million from $8.7 million last year.  Notably sales of our Early Plant corn products grew 55% to $2.0 million in fiscal year 2004 compared to $1.3 million last year and testimonials from farmers who planted our Early Plant corn in 2003 affirmed that our Early Plant corn delivered yield increases, on average, when compared to corn planted at normal planting times.”

The use of Landec Ag’s Intellicoat coated seed products by other seed companies also continues to grow.  In 2004, the number of seed companies selling Early Plant corn under their brands increased to seven from three last year and the number of seed companies using Pollinator Plus coatings for male inbred corn increased to 40 from 30 last year.

Landec Consolidated

The improvement in our results from continuing operations for the fourth quarter and fiscal year 2004 of $1.8 million and $2.4 million, respectively, compared to the same periods last year is primarily due to (1) increases in gross profits from Apio’s value added specialty packaging vegetable business during the three and twelve month periods ended May 30, 2004 of $1.6 million and $4.3 million, respectively, (included in the fiscal year 2004 results is a $1.5 million reduction in gross profits from produce shortages during our third fiscal quarter which we did not experience last year) and (2) reduced operating expenses of $1.3 million during the fourth quarter and $4.4 million for fiscal year 2004 compared to the same periods last year.  In addition, the net income for the twelve-month period ended May 25, 2003, included a $436,000 gain from the sale of Apio’s fruit processing facility.  These improvements in operating profits were partially offset by (1) a reduction in Corporate gross profits from license fees and research and development activities of $95,000 for the fourth quarter and $1.8 million for fiscal year 2004 primarily due to a large one-time royalty payment in the prior year, (2) a reduction in gross profits from service revenues and commission trading (buy/sell) revenues of $1.1 million for the fourth quarter and $3.9 million for fiscal year 2004 primarily due to the sale of Apio’s domestic vegetable business in June 2003 and (3) a reduction in gross profits from the sale of Eat Smart bananas of $386,000 for fiscal year 2004 compared to the same period a year ago as the Company shifted its focus to partnering for sourcing bananas.

Commenting on the financial condition of the Company, Steele said, “During fiscal year 2004, we continued to pay down long-term debt.  We reduced our long-term debt $2.6 million from $6.3 million at May 25, 2003 to $3.7 million at May 30, 2004.  The increase in cash and cash equivalents of $2.8 million during fiscal year 2004 was primarily due to (a) cash flow from operations of $8.1 million and (b) a $2.4 million reduction in restricted cash, partially offset by (a) the purchase of $3.4 million of property, plant and equipment, (b) the net reduction of long-term debt of $2.6 million, and (c) the net reduction of borrowings under the Company’s lines of credit of $1.9 million.  As of May 30, 2004, our cash balance was $6.5 million and we had $9.1 million available under our lines of credit.”

“As a reminder about the seasonal nature of our business, seasonality is inherent in our two core businesses – Apio and Landec Ag.  Apio is subject to produce sourcing issues during the winter months, and Landec Ag recognizes nearly all of its revenues and profits during our third and fourth fiscal quarters while realizing no revenues during our first and second fiscal quarters,” commented Steele.

“Landec’s proprietary temperature-activated Intelimer polymers are patent protected and are changing the economics and the quality of the food and seed products we have targeted.  In addition, our technology is opening up new solutions in the medical, consumer and industrial markets.  We have numerous technology-driven applications in our pipeline and look forward to developing several new products during the upcoming year,” concluded Steele.

Operating Highlights and Outlook

Apio’s Intelimer Based Packaging Products Business Continues to Grow

During fiscal year 2004, Apio introduced 28 new value-added produce product offerings, including sixteen new Dole branded products.  Apio currently sells over 120 value-added products to retail, club store and food service customers.  In addition, Apio expanded its retail and club store presence to nearly 10,300 stores during fiscal year 2004.

Landec’s Intelimer-based food packaging regulates the levels of oxygen and carbon dioxide within a package to maintain the optimum atmosphere for the particular vegetable(s) in order to extend the shelf life of the produce. The success of Landec’s Intelimer-based food packaging technology allows the Company to convert not only fresh-cut produce but also whole produce into value-added products that bring real differentiation to retailers and to growers.  As a result, Apio’s value-added vegetable products using our proprietary specialty packaging grew to 60% of Apio’s revenues during fiscal year 2004, up from 52% during the same period last year.

During fiscal year 2004, Apio continued to grow its value-added business.  Sales from the two fastest-growing product lines, which consist of vegetable trays and 12-ounce retail packages, collectively grew over 65% compared to the same period of the prior year.  The Company expects to continue to grow its market share in its value-added product lines during fiscal year 2005.

Landec Ag’s Intellicoat Seed Coating Product Sales Accelerate

Landec Ag, the Company’s Intellicoat seed coating subsidiary, commercially launched its Early Plant corn during 2003.  Early Plant hybrid corn joins the existing line-up of Landec Ag commercial products which include Pollinator Plus coatings for inbred corn seed, Relay™ Cropping System of wheat and Intellicoat coated soybean, Fielder’s Choice Direct® hybrid corn and the Harvestar™ product line, which offers high performance alfalfa and nutrient enhanced hybrid corn seed.

Early Plant corn is designed to allow corn farmers to safely and reliably plant hybrid corn three to four weeks earlier than normal, by using Landec Ag’s proprietary Intellicoat coating which prevents germination until the soil reaches the optimal soil germination temperature.  Otherwise, planting earlier in cold, wet soil could cause poor or no germination to occur.  Allowing the farmer to have a wider planting window lowers costs, reduces risks associated with late planting and potentially increases yields across the entire farming operation. The program for Early Plant corn increased 40% this spring to over 56,000 acres from 40,000 acres in the spring of 2003 and over four-fold from 13,000 acres in the spring of 2002.

In Early Plant corn trials conducted in 2003, the Intellicoat coated seeds showed better, more uniform emergence and higher stand counts for improved yield potential when compared to uncoated corn seeds.  Landec Ag’s commercial launch in 2003 of its Intellicoat Early Plant corn seed coating technology included its own Fielder’s Choice Direct brand of hybrid seed corn and the hybrid corn seed brands of three regional seed companies.  Testimonials from farmers for their 2003 crop indicated that Early Plant corn yielded on average an increase in bushels per acre compared to corn planted at normal planting times and avoided losses associated with late planting of corn.  In addition, seven seed companies sold Intellicoat coated Early Plant corn under their brands this year, up from three seed companies last year.

Landec Ag’s first Intellicoat-based commercial product is called Pollinator Plus.  Pollinator Plus seed coatings are applied to inbred seed corn to delay seed germination and extend the pollination window thus reducing risks and increasing yields for seed companies. Pollinator Plus is being used by 40 major seed companies in the production of hybrid seed corn.  This product line was planted on nearly 74,000 acres in 2004 compared to 66,000 acres in 2003.  In addition, during 2003 Landec Ag entered into a non-exclusive joint licensing agreement with Incotec International BV, a recognized world leader in seed coating enhancement technologies, which is making Pollinator Plus coatings available to the European Union market.

Landec Ag, headquartered in Monticello, Indiana, combines its proprietary Intellicoat seed coating technology products with its unique electronic, direct marketing and consultative selling approach - eDC™, which is supported by its sophisticated telephonic and electronic call center.

Landec’s Intelimer Supply and Licensing Business Continues to Expand

Landec began shipping Intelimer polymers to L’Oreal of Paris in November 2003 for use in cosmetic and personal care products.  L’Oreal has now commercialized initial products in Asia, Europe and the United States using Landec’s Intelimer polymer additives.  The Company is working with L’Oreal and other companies to expand the use of Intelimer polymers in other cosmetic and personal care products.  In addition, we have developmental efforts underway relating to new applications of our Intelimer materials outside of the food and agricultural markets.

Landec Fourth Quarter and Fiscal Year 2004 Earnings Conference Call

A conference call will follow this release at 8:00 a.m. Pacific Time on Thursday, July 22, 2004, during which senior management of Landec will present an overview of results for the fourth quarter and fiscal year 2004.  Interested parties have the opportunity to listen to the conference call live on the Internet at www.landec.com on the Investor Relations web page.  A replay of the webcast will be available for 30 days.  Additionally investors can listen to the call by dialing (866) 238-0826 or (703) 639-1158 at least 5 minutes prior to the start.  A replay of the call will be available through Thursday, July 29th by calling (888) 836-6074or(703) 925-2505, code #496662.

Landec Corporation designs, develops, manufactures and sells temperature-activated and other specialty polymer products for a variety of food, agricultural and licensed partner applications. The Company’s temperature-activated polymer products are based on its proprietary Intelimer polymers which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with expanding operations, the ability to achieve acceptance of the Company’s new products in the market place, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company’s collaborative partners, the timing of regulatory approvals and new product introductions, the mix between pilot production of new products and full-scale manufacturing of existing products, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 25, 2003.  (See item 2: Management’s Discussion and Analysis of Financial Condition and Results of Operations.)  As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will become or remain consistently profitable.  The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

—Tables and Q&A to Follow—

LANDEC CORPORATION

Consolidated Condensed Balance Sheets

(In thousands)

	May 30, 2004	May 25, 2003
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$6,458	$3,699
Restricted cash		2,382
Accounts receivable, net	15,349	17,313
Inventory	11,227	11,716
Notes and advances receivable	1,450	2,395
Prepaid expenses and other current assets	1,527	1,664
Total Current Assets	36,011	39,169

Property and equipment, net	18,341	18,511
Intangible assets, net	37,642	37,826
Other assets	1,013	1,381
	$93,007	$96,887

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$15,390	$14,010
Grower payables		3,796
Accrued compensation	1,570	1,223
Other accrued liabilities	2,506	3,931
Deferred revenue	807	719
Lines of credit	5,317	7,244
Current maturities of long term debt	1,505	2,375
Total Current Liabilities	27,095	33,298

Non-current portion of long term debt	2,174	3,875
Other non-current liabilities	637	760
Minority interest	1,552	1,051

Shareholders’ Equity:
Convertible preferred stock		5,531
Common stock	116,841	110,100
Accumulated deficit	(55,292)	(57,728)
Total Shareholders’ Equity	61,549	57,903
	$93,007	$96,887

LANDEC CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per-share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	May 30, 2004	May 25, 2003	May 30, 2004	May 25, 2003
Revenues:
Product sales	$57,222	$46,040	$185,664	$155,740
Services revenues	1,067	4,453	5,791	23,122
Research, development, and royalty revenues	126	178	549	1,413
License fees	22	50	88	1,067
Total revenues	58,437	50,721	192,092	181,342

Cost of revenue:
Cost of product sales	46,590	36,967	158,911	133,238
Cost of services revenues	615	3,082	3,390	16,946
Total cost of revenue	47,205	40,049	162,301	150,184

Gross profit	11,232	10,672	29,791	31,158

Operating costs and expenses:
Research and development	933	938	3,732	3,950
Selling, general and administrative	5,670	5,858	22,004	25,125
Exit of domestic commodity vegetable business		1,095		1,095
Total operating costs and expenses	6,603	7,891	25,736	30,170
Operating income	4,629	2,781	4,055	988

Interest income	31	46	164	215
Interest expense	(115)	(249)	(811)	(1,096)
Other (expense) income	(162)	3	(508)	382
Net income from continuing operations	4,383	2,581	2,900	489
Loss on sale of discontinued operations				(1,688)
Net income (loss)	4,383	2,581	2,900	(1,199)
Dividends on Series B preferred stock	(120)	(110)	(464)	(429)
Net income (loss) applicable to common shareholders	$4,263	$2,471	$2,436	$(1,628)

Basic net income (loss) per share:
Net income from continuing operations	$0.20	$0.12	$0.11	$—
Net loss from discontinued operations				(0.08)
Basic net income (loss) per share	$0.20	$0.12	$0.11	$(0.08)

Diluted net income (loss) per share:
Net income from continuing operations	$0.17	$0.10	$0.12	$—
Net loss from discontinued operations				(0.08)
Diluted net income (loss) per share	$0.17	$0.10	$0.12	$(0.08)

Shares used in per share computations:
Basic	21,832	21,108	21,396	20,233
Diluted	24,469	22,893	23,556	20,233

LANDEC CORPORATION

FISCAL YEAR ENDED MAY 30, 2004

QUESTIONS AND ANSWERS

1)   What are the Company’s expectations for fiscal year 2005?

For fiscal year 2005, we plan to increase revenues to over $200 million and at least double net income compared to fiscal year 2004 results.  We also project that the number of diluted shares outstanding for fiscal year 2005 will be approximately 25 million.  The increases in revenues and net income will coincide with continued investments in our banana program, fresh-cut and whole produce technologies, seed technologies, and in new product development to expand license and supply applications of our Intelimer polymer products that serve the medical, consumer and industrial markets.

We plan to increase revenues by:
a)	Increasing Apio’s value-added revenues from retail grocery and foodservice by 15% to 20% (export revenues are projected to be flat or a small increase next year).
b)	Increasing Landec Ag’s revenues by 15% to 20%.
c)	Increasing product sales to L’Oreal and others.

These increases in revenues will be partially offset by:
a)

Reduced revenues in Apio’s banana program of more than $1 million as we transition from a purchaser and supplier of bananas in our proprietary specialty packaging to a supplier of only specialty packaging.

b)	Reduced service revenues and domestic trading revenues (buy/sell) of approximately $5.0 million due to the sale of Apio’s domestic commodity business in fiscal year 2004.
c)

Forecasted reduction in value-added revenues of $4 million to $6 million due to the realignment of distribution centers by an Apio club store customer and from lower anticipated club store revenues in Southern California which were higher than normal during the 2004 retail grocery store strike.

We plan to increase net income by:
a)	Increasing Apio’s value-added gross profits by 15% to 20%, in spite of significant projected increases in the unit costs for raw materials, primarily broccoli.
b)	Reducing losses in Apio’s banana program by approximately $1.4 million by no longer sourcing bananas and only selling banana packaging with Intelimer technology.
c)	Maintaining Apio’s historical export margins of 5%.
d)	Increasing Landec Ag’s gross profits by 20% or more.

These increases in net income will be partially offset by:
a)	Increased expenses associated with complying with Sarbanes/Oxley of approximately $500,000.
b)	Increased other (non-Sarbanes) Corporate-wide operating expenses, primarily sales and marketing, by approximately 6% to support new product launches and expanded sales.

2)   What is the current status of the banana program?  How much will the Company invest in the program during fiscal year 2005?  How much did the Company invest in the program during fiscal year 2004?

We are currently focused on entering into a partnering agreement with one or more banana shippers to supply and ship bananas and to assist the Company in advancing our banana technology in order to have a commercial launch of at least two possible packaging formats in fiscal year 2005.  We began additional market trials during the fourth quarter.  The results of these trials will dictate when and how we commercially expand our banana technology.  The Company estimates that it will have net losses of approximately $1.0 million in its banana packaging program during fiscal year 2005.  The Company incurred net losses of $2.4 million in its banana program during fiscal year 2004.

3)   What is the status of the introduction of Dole branded specialty packaging products?

We have begun selling sixteen Dole branded bagged and vegetable tray products to retailers and club stores.  Our initial market focus is on major national chains in the Northeast and Midwest.  Sales of Dole branded products increased at a far more significant rate during the fourth quarter compared to the third quarter as the initial introduction of new products with new customers usually take several months and the Dole brand was only launched in November 2003.  In addition, Dole branded vegetable tray sales have grown significantly since their introduction in November.  According to A.C. Nielson, for the three months ended March 31, 2004, the Dole branded vegetable tray was the fifth highest selling retail vegetable tray in the nation.  We expect the Dole line of products to solidly contribute to revenues and profits during fiscal year 2005.

4)   What levels of capital and R&D expenditures are expected in order to grow your core businesses?

For fiscal year 2005, we expect capital expenditures of approximately $5 million as we significantly expand and further automate our food processing capabilities at Apio.  We expect R&D expenses for fiscal year 2005 to be less than the $3.7 million spent during fiscal year 2004 as we focus more of our banana efforts on sales and marketing instead of research and development.

5)   What plan does the Company have to minimize the negative financial impact from winter sourcing issues?

This past winter was particularly harsh and without the strategies we had already put into place the financial impact would have been much more severe than the $1.5 million we incurred.  In planning for next winter the Company intends to further enhance the strategies we had already begun, which include:

•                  Improving production and inventory controls

•                  Obtaining produce sourcing from geographically dispersed regions

•                  Developing a system to store broccoli for a considerable time before processing

•                  Diversifying our product mix to become less reliant on broccoli

6)   The Company’s cash position is $6.5 million at May 30, 2004.  Does the Company have enough cash resources to continue to operate effectively?

In addition to the $6.5 million in cash, the Company had as of year end $9.1 million available under its lines of credit.

Also, during the last two years, the Company has paid down long-term debt by 80% to $3.7 million from $17.8 million.  This will reduce our annual principal and interest payments by approximately $3.7 million.

With our plan to be more profitable in fiscal year 2005, the Company expects that cash from operations coupled with lower debt payments and reduced liabilities, should provide sufficient cash resources to effectively operate the business for the foreseeable future.

7)   In what personal care products are Landec's Intelimer polymers being used and what are the potential revenues and gross profits from supplying Intelimer polymers to these types of products?

Our initial products are being used in L’Oreal’s lotion and cream products. The potential revenues and gross profits depend on (1) the number of products in which L’Oreal and other companies use our polymers, (2) how rapidly these products are introduced and (3) their ultimate market acceptance after introduction.  It is too early to estimate the possible financial impact from supplying products to L’Oreal and other companies. To date, personal care revenues have not been material to the Company’s operating results.  We seek to expand product sales with L’Oreal and other cosmetic and personal care companies in the future.  We believe the potential use of our materials in personal care products such as lotions, creams, color cosmetics, lipsticks and hair care could be significant over time.

8)   How do the results from continuing operations by line of business for the three and twelve months ended May 30, 2004 compare with the same periods last year?

The results from continuing operations are as follows (unaudited and in thousands):

	Three months ended 5/30/04	Three months ended 5/25/03	Twelve months ended 5/30/04	Twelve months ended 5/25/03
Revenues:
Apio Value Added	$27,351	$20,813	$101,068	$82,447
Apio Trading (a)	14,869	11,044	59,311	47,989
Apio Bananas	322	648	1,715	4,541
Apio Service (b)	1,068	4,453	5,793	23,122
Total Apio	43,610	36,958	167,887	158,099
Landec Ag	14,638	13,535	23,641	21,014
Corporate	189	228	564	2,229
Total Revenues	58,437	50,721	192,092	181,342

Gross Profit:
Apio Value Added	4,816	3,211	15,793	11,531
Apio Trading	618	807	2,898	3,002
Apio Bananas	(155)	(453)	(862)	(476)
Apio Service	452	1,373	2,403	6,178
Total Apio	5,731	4,938	20,232	20,235
Landec Ag	5,368	5,506	9,086	8,693
Corporate	133	228	473	2,230
Total Gross Profit	11,232	10,672	29,791	31,158

R&D:
Apio	308	296	1,326	1,541
Landec Ag	243	300	1,057	1,135
Corporate	382	342	1,349	1,274
Total R&D	933	938	3,732	3,950

S,G&A:
Apio	2,984	4,488	12,418	16,630
Landec Ag	1,940	1,689	6,817	6,849
Corporate	746	776	2,769	2,741
Total S,G&A	5,670	6,953	22,004	26,220

Other (c):
Apio	(760)	(816)	(3,255)	(2,839)
Landec Ag	(358)	(275)	(1,452)	(1,090)
Corporate	872	891	3,552	3,430
Total Other	(246)	(200)	(1,155)	(499)

Net Income (Loss):
Apio	1,679	(662)	3,233	(775)
Landec Ag	2,827	3,242	(240)	(381)
Corporate	(123)	1	(93)	1,645
Net Income from continuing ops.	$4,383	$2,581	$2,900	$489
Net Income Per Diluted Share	$0.17	$0.10	$0.12	$0.02

a)             Apio’s trading business includes its commission-based commodity export business and its commission-based buy/sell business.

b)             Subsequent to the sale of the domestic vegetable business in June 2003, service revenues consist solely of revenues from Apio Cooling LP.

c)              Included in Other is net interest expenses, non-operating income/expenses and corporate management fees charged to Apio and Landec Ag by Corporate.